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                                                                EXHIBIT 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS



We herby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-48364, 333-38420, 333-31696, 333-93117,
333-92327, 333-11294, 333-88421 and 333-39553) of our report dated March 27,
2002, except for the 2001 segment information included in Note 27, which is as of August 23, 2002 and Note 21, which is as of May 30, 2003, relating to the statements of operations, preferred stock, common stock and other stockholders' equity (deficit) and cash flows and the financial statement schedule of Applied Digital Solutions, Inc. for the year ended December 31, 2001, which appears in this Form 10-K.



PricewaterhouseCoopers LLP

St. Louis, Missouri
March 12, 2004